Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224500), Form S-3 (No. 333-239671) and Form S-4 (No. 333-236920) of Level One Bancorp, Inc. of our report dated March 11, 2022 relating to the consolidated financial statements of Level One Bancorp, Inc. which appears in the Form 10-K for the year ended December 31, 2021.
Auburn Hills, Michigan
March 11, 2022